                                                                    Exhibit 99.1

     NEWS RELEASE                            Contact:   David R. Schroder
     For Immediate Release                              101 Second Street, S.E.,
                                                        Suite 800
                                                        Cedar Rapids, Iowa 52401
                                                        Phone (319) 363-8249

                           MACC PRIVATE EQUITIES INC.
                      ANNOUNCES THIRD QUARTER DEVELOPMENTS
                                NET ASSET VALUE,
                         CURE OF CAPITAL IMPAIRMENT AND
                           ANTICIPATED DEBT PREPAYMENT

CEDAR  RAPIDS,  IOWA -- (August 15,  2005) -- On August 15,  2005,  MACC Private
Equities Inc. (NASDAQ  SmallCap Market:  MACC) announced that through the end of its current year third  quarter  ended June 30,  2005,  MACC net asset value had increased to $13,524,449  from $10,738,221 at September 30, 2004, an increase of
$2,786,228, or 25.95%. Over the same period, net asset value per share increased to $5.81  from  $4.61.  MACC is the  parent of  MorAmerica  Capital  Corporation
(MorAmerica),  a small business  investment  company  licensed by the U.S. Small
Business Administration (SBA).

As  previously   disclosed,   MorAmerica's  capital  impairment  computed  under
applicable  SBA  regulations  had  exceeded  the maximum  impairment  percentage permitted under such  regulations from September 30, 2004 through June 30, 2005, giving the SBA certain  rights and remedies with respect to  MorAmerica  and its outstanding SBA-guaranteed debentures.  After June 30, 2005, MorAmerica received cash  proceeds  of  approximately  $6,187,051  from  the  sale of one  portfolio investment.  As a result of this sale, as of July 31, 2005, MorAmerica no longer exceeded the maximum impairment percentage allowed under SBA regulations.

On August 8, 2005, MorAmerica notified the SBA of intent to prepay $8,000,000 of its outstanding  SBA-guaranteed  debentures on September 1, 2005. Following this prepayment,  MorAmerica's  total outstanding  SBA-guaranteed  debentures will be
$16,790,000, as compared to $24,790,000 in SBA-guaranteed debentures outstanding as of June 30, 2005.

This  press  release  contains  certain  forward-looking  statements  within the meaning  of the  Private  Securities  Litigation  Reform  Act of 1995 (the "1995
Act").  Such  statements  are  made  in  good  faith  by  MACC  pursuant  to the safe-harbor  provisions of the 1995 Act, and are  identified as including  terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor  provisions,  MACC has identified  in its  Annual  Report to  Shareholders  for the  fiscal  year ended
September 30, 2004,  important factors that could cause actual results to differ materially from those contained in any  forward-looking  statement made by or on behalf of MACC,  including,  without limitation,  the high risk nature of MACC's portfolio  investments,  the effects of general  economic  conditions  on MACC's portfolio  companies,  the effects of recent or future  losses on the ability of
MorAmerica  Capital to comply with applicable  regulations of the Small Business
Administration  and MorAmerica  Capital's ability to obtain future funding,  any failure to achieve annual  investment  level  objectives,  changes in prevailing
market   interest  rates,   and   contractions  in  the  markets  for  corporate
acquisitions  and initial  public  offerings.  MACC further  cautions  that such factors are not  exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of
MACC.

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